UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 29, 2015
LIMELIGHT NETWORKS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-33508	20-1677033
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
222 South Mill Avenue, 8th Floor
Tempe, AZ 85281
(Address, including zip code, of principal executive offices)
(602) 850-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2015, the Compensation Committee (the "Committee") of the Board of Directors of Limelight Networks, Inc. (the "Company") made the following compensation decisions in connection with its annual review of executive officer compensation:
The Committee approved certain equity incentive awards to members of the senior leadership team, including the awards to the following named executive officers:

Name and Title	Options (1)(2)	Restricted Stock Units (2)
Robert A. Lento President, Chief Executive Officer and Director	714,286	408,213
Peter J. Perrone Senior Vice President, Chief Financial Officer & Treasurer	261,905	132,850
George Vonderhaar Senior Vice President, Chief Sales Officer	214,286	123,188
Sajid Malhotra Chief Strategy Officer	202,381	114,734

(1)
Each stock option will have an exercise price per share equal to the fair market value per share of the Company’s common stock as of November 5, 2015, which is the second business day following the Company’s public announcement of its third quarter 2015 financial results.

(2)
Subject to the provisions of the 2007 Equity Incentive Plan or each recipient’s respective employment agreement, one-third (1/3rd) of the RSUs will vest on December 1, 2016, one-twelfth (1/12th) of the RSUs will vest on March 1, 2017, and an additional one- twelfth (1/12th) will vest on the first day of each June, September, December and March thereafter for eight (8) consecutive quarters, provided the recipient continues to be a Service Provider through each such vesting date. One-third (1/3rd) of the shares subject to the stock option will vest on December 1, 2016, and one-thirty-sixth (1/36th) of the stock options will vest on the 1st day of January, 2017 and on the 1st day of each month thereafter until all of the stock options have vested (three years), provided the recipient continues to be a Service Provider through each such vesting date.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMELIGHT NETWORKS, INC.

Dated: November 4, 2015	By:	/s/ Michael DiSanto
Michael DiSanto SVP, Chief Administrative and Legal Officer & Secretary